Exhibit 99.28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated February 27, 2026 on the financial statements and financial highlights of the Robinson Tax Advantaged Income Fund and Robinson Opportunistic Income Fund, each a series of Investment Managers Series Trust appearing in Form N-CSR for the year ended December 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2026